Exhibit 99.1

MINDEN BANCORP, INC. AND SUBSIDIARY

MINDEN, LOUISIANA

DECEMBER 31, 2016 AND 2015

MINDEN BANCORP, INC. AND SUBSIDIARY

MINDEN, LOUISIANA

DECEMBER 31, 2016 AND 2015

TABLE OF CONTENTS

Page

Report of Independent Registered Public Accounting Firm	1

Consolidated Balance Sheets	2-3

Consolidated Statements of Income	4

Consolidated Statements of Comprehensive Income	5

Consolidated Statements of Stockholders’ Equity	6

Consolidated Statements of Cash Flows	7-8

Notes to Consolidated Financial Statements	9-30

March 14, 2017

The Board of Directors

Minden Bancorp, Inc. and Subsidiary

Minden, Louisiana

Report of Independent Registered Public Accounting Firm

We have audited the accompanying consolidated balance sheets of Minden Bancorp, Inc. and Subsidiary as of December 31, 2016 and 2015, and the related consolidated statements of income, comprehensive income, stockholders’ equity, and cash flows for the years then ended. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. The company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements, and assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall consolidated financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Minden Bancorp, Inc. and Subsidiary as of December 31, 2016 and 2015, and the consolidated results of its operations and its cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America.

/s/ Heard, McElroy, & Vestal, LLC

Shreveport, Louisiana

MINDEN BANCORP, INC. AND SUBSIDIARY

CONSOLIDATED BALANCE SHEETS

DECEMBER 31, 2016 AND 2015

(in thousands, except shares and per share)

	2016	2015
A S S E T S

Cash and noninterest-bearing deposits	4,381	3,240
Interest-bearing demand deposits	20,953	23,432
Federal funds sold	1,000	875
Total cash and cash equivalents	26,334	27,547

Securities available-for-sale, at estimated market value	108,846	100,210
First National Banker’s Bank stock, at cost	210	210
Federal Home Loan Bank stock, at cost	129	124
Financial Institution Service Corp. stock, at cost	10	10
Loans, net of allowance for loan losses of $2,058-2016 and $1,852-2015	188,710	187,204
Accrued interest receivable	1,339	1,004
Premises and equipment, net	4,187	4,442
Prepaid and other assets	1,589	785

Total assets	331,354	321,536

The accompanying notes are an integral part of the consolidated financial statements.

	2016	2015
LIABILITIES AND STOCKHOLDERS’ EQUITY

Liabilities:
Deposits:
Noninterest-bearing	31,938	49,755
Interest-bearing	235,518	211,827
Total deposits	267,456	261,582
Securities sold under agreements to repurchase	11,387	9,306
Accrued interest payable	206	213
Other liabilities	1,176	1,422
Total liabilities	280,225	272,523

Stockholders' equity:
Preferred stock-$.01 par value; authorized 10,000,000 shares; none issued-no rights/preferences set by board	-	-
Common stock-$.01 par value; authorized 40,000,000 shares; 2,390,995 shares-2016 and 2,377,352 shares-2015 issued and 2,390,995 shares-2016 and 2,377,352 shares-2015 outstanding	24	24
Additional paid-in capital	31,142	31,185
Retained earnings	21,803	18,286
Accumulated other comprehensive income (loss)	(1,418)	169
Unearned common stock held by Recognition Retention Plan (RRP) (7,637 shares-2016 and 16,528 shares-2015)	(45)	(230)
Unallocated common stock held by ESOP (34,509 shares-2016 and 39,110 shares-2015)	(377)	(421)
Total stockholders' equity	51,129	49,013

Total liabilities and stockholders' equity	331,354	321,536

MINDEN BANCORP, INC. AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF INCOME

FOR THE YEARS ENDED DECEMBER 31, 2016 AND 2015

(in thousands, except per share)

	2016	2015
Interest income:
Loans, including fees	10,653	9,555
Investments:
Securities	426	382
Mortgage-backed securities	1,477	1,453
Other	82	43
Total interest income	12,638	11,433

Interest expense:
Interest-bearing demand deposits, savings, and repurchase agreements	589	456
Certificates of deposit	975	990
Total interest expense	1,564	1,446

Net interest income	11,074	9,987

Provision for loan losses	211	98

Net interest income after provision for loan losses	10,863	9,889

Noninterest income:
Customer service fees	878	835
Gain on sale of assets-net	4	14
Other operating income	55	72
Total noninterest income	937	921

Noninterest expenses:
Salaries and benefits	2,900	2,880
Office occupancy expense	725	711
Professional fees and supervisory examinations	115	209
FDIC insurance premium	125	5
Computer department expenses	101	138
Other general and administrative expenses	676	651
Total noninterest expenses	4,642	4,594

Income before income taxes	7,158	6,216

Income tax expense	2,309	1,988

Net income	4,849	4,228

Earnings per share (EPS)-basic	2.07	1.83
Diluted EPS	2.00	1.75

The accompanying notes are an integral part of the consolidated financial statements.

MINDEN BANCORP, INC. AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME

FOR THE YEARS ENDED DECEMBER 31, 2016 AND 2015

(in thousands)

	2016	2015

Consolidated net income	4,849	4,228
Other comprehensive income before income tax:
Unrealized (losses) on securities available for sale:
Unrealized holdings (losses) arising during period	(2,405)	(263)
Less reclassification adjustment for losses realized in net income	-	3
	(2,405)	(260)

Income tax:
Unrealized (losses) on securities available for sale	(818)	(88)
	(818)	(88)

Other comprehensive (loss)	(1,587)	(172)

Comprehensive income	3,262	4,056

The accompanying notes are an integral part of the consolidated financial statements.

MINDEN BANCORP, INC. AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY

FOR THE YEARS ENDED DECEMBER 31, 2016 AND 2015

(in thousands, except per share)

	Common Stock	Additional Paid-In Capital	Retained Earnings	Accumulated Other Comprehensive Income (Loss)	Unearned RRP	Unallocated ESOP	Treasury Stock	Total

Balance-December 31, 2014	25	30,881	17,524	341	(342)	(464)	(2,424)	45,541

Net income	-	-	4,228	-	-	-	-	4,228
Other comprehensive (loss)	-	-	-	(172)	-	-	-	(172)
Exercise of stock options	-	343	-	-	-	-	-	343
Dividends (.44 per share)	-	-	(1,043)	-	-	-	-	(1,043)
Amortization of awards under RRP-net of release of RRP/SOP	-	43	-	-	112	-	-	155
Unearned ESOP	-	-	-	-	-	43	-	43
Company stock purchased	-	(187)	-	-	-	-	-	(187)
Company stock sold	-	105	-	-	-	-	-	105
Reclassification of treasury stock per Louisiana law	(1)	-	(2,423)	-	-	-	2,424	-

Balance-December 31, 2015	24	31,185	18,286	169	(230)	(421)	-	49,013

Net income	-	-	4,849	-	-	-	-	4,849
Other comprehensive (loss)	-	-	-	(1,587)	-	-	-	(1,587)
Exercise of stock options	-	300	-	-	-	-	-	300
Dividends (.56 per share)	-	-	(1,332)	-	-	-	-	(1,332)
Amortization of awards under RRP-net of release of RRP/SOP	-	24	-	-	66	-	-	90
Maturity of 2011 RRP awards	-	(119)	-	-	119	-	-	-
Unearned ESOP	-	-	-	-	-	44	-	44
Company stock purchased	-	(248)	-	-	-	-	-	(248)

Balance-December 31, 2016	24	31,142	21,803	(1,418)	(45)	(377)	-	51,129

The accompanying notes are an integral part of the consolidated financial statements.

MINDEN BANCORP, INC. AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF CASH FLOWS

FOR THE YEARS ENDED DECEMBER 31, 2016 AND 2015

(in thousands)

	2016	2015

Cash flows from operating activities:
Net income	4,849	4,228
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	255	268
Provision for loan losses	211	98
Deferred income taxes	(85)	(54)
RRP and other expenses	134	189
Net amortization of securities	1,007	1,081
(Gain) on sale of assets	(4)	(14)
(Increase) in prepaid expenses and accrued income	(406)	(26)
(Decrease) in interest payable and other liabilities	(83)	(105)
Net cash provided by operating activities	5,878	5,665

Cash flows from investing activities:
Activity in available for sale securities:
Sales, maturities and pay-downs	19,157	24,858
Purchases	(31,205)	(29,989)
Purchases of Federal Home Loan Bank stock	(5)	(8)
Net (increase) in loans	(1,721)	(15,107)
Purchases of premises and equipment	-	(6)
Proceeds from sale of other assets	8	37
Net cash (used) by investing activities	(13,766)	(20,215)

Cash flows from financing activities:
Net increase in deposits	5,874	18,316
Net increase (decrease) in repurchase agreements	2,081	(9,398)
Dividends paid	(1,332)	(1,043)
Proceeds from stock options exercised	300	343
Company stock sold	-	105
Company stock purchased	(248)	(187)
Net cash provided by financing activities	6,675	8,136

Net (decrease) in cash and cash equivalents	(1,213)	(6,414)

Cash and cash equivalents at January 1	27,547	33,961

Cash and cash equivalents at December 31	26,334	27,547

The accompanying notes are an integral part of the consolidated financial statements.

MINDEN BANCORP, INC. AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF CASH FLOWS

FOR THE YEARS ENDED DECEMBER 31, 2016 AND 2015

(in thousands)

	2016	2015

Supplemental disclosures:
Interest paid on deposits and borrowed funds	1,571	1,446

Income taxes paid	2,407	2,066

Noncash investing and financing activities:
Transfer of loans to real estate owned and other repossessed assets	4	16

(Decrease) in unrealized gain on securities available for sale	(2,405)	(260)

The accompanying notes are an integral part of the consolidated financial statements.

MINDEN BANCORP, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2016 AND 2015

1.	Summary of Significant Accounting Policies

Minden Bancorp, Inc. is a holding company (the “Company”) established in 2010 as the successor to Minden Bancorp, Inc., a Federal corporation established in 2001 as described below. MBL Bank (the “Bank”) is the wholly-owned subsidiary of the Company. The Company's significant assets and business activity are its investment in the Bank. All intercompany transactions have been eliminated in consolidation of Minden Bancorp, Inc. and MBL Bank. The Bank accepts customer demand, savings, and time deposits and provides residential mortgages, commercial mortgages, and consumer and business loans to customers. The Bank is subject to the regulations of certain federal and state agencies and undergoes periodic examinations by those regulatory authorities. The Company was a savings and loan holding company prior to February 5, 2014, at which time it became a bank holding company as a result of the conversion of the Bank to a state-chartered commercial bank.

Basis of Presentation. In accordance with the subsequent events topic of the ASC, the Company evaluates events and transactions that occur after the balance sheet date for potential recognition in the financial statements. The effects of all subsequent events that provide additional evidence of conditions that existed at the balance sheet date are recognized in the financial statements as of December 31, 2016. In preparing these financial statements, the Company evaluated subsequent events through the date these financial statements were issued.

Use of Estimates. In preparing financial statements in conformity with accounting principles generally accepted in the United States of America (GAAP), management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities as of the date of the balance sheet and reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. Material estimates that are particularly susceptible to significant change in the near term relate to the determination of the allowance for loan losses, and the valuation of foreclosed real estate, deferred tax assets and fair value of financial instruments.

Material estimates that are particularly susceptible to significant change relate to the determination of the allowance for credit losses on loans, deferred tax assets, fair value of financial instruments, and the valuation of real estate acquired in connection with foreclosures or in satisfaction of loans. In connection with the determination of the allowances for losses on credits and foreclosed real estate, management obtains independent appraisals for significant properties. While management uses available information to recognize losses on credits, future additions to the allowances may be necessary based on changes in local economic conditions. In addition, regulatory agencies, as an integral part of their examination process, periodically review the Bank’s allowances for losses on loans. Such agencies may require the Bank to recognize additions to the allowances based on their judgments about information available to them at the time of their examination. Because of these factors, it is reasonably possible that the allowances for credit losses on loans may change materially in the future.

1.	Summary of Significant Accounting Policies (Continued)

Significant Group Concentrations of Credit Risk. Most of the Bank's activities are with customers located within Webster Parish, Louisiana. Note 2 to the financial statements summarizes the types of investment securities in which the Bank makes investments, and Note 3 summarizes the types of loans included in the Bank's loan portfolio. The Bank does not have any significant concentrations to any one industry or customer.

Cash and Cash Equivalents. For purposes of the statements of cash flows, cash and cash equivalents include cash and balances due from banks, federal funds sold and interest-bearing deposits at other banks, all of which mature within ninety days.

Investment Securities. Management determines the appropriate classification of securities at the time of purchase. If management has the positive intent and ability to hold investments in bonds, notes, and debentures until maturity, they are classified as held to maturity and carried at cost, adjusted for amortization of premiums and accretion of discounts which are recognized in interest income using the effective interest method over the period to maturity. Securities to be held for indefinite periods of time yet not intended to be held to maturity or on a long-term basis are classified as securities available for sale and carried at fair value. Unrealized gains and losses on securities available for sale which have been reported as direct increases or decreases in stockholders' equity, net of related deferred tax effects, are accounted for as other comprehensive income. The cumulative changes in unrealized gains and losses on such securities are accounted for in accumulated other comprehensive income as part of stockholders' equity. Gains and losses on the sale of securities available for sale are determined using the specific-identification method. Other-than-temporary impairments of debt securities is based upon the guidance as follows: (a) if a company does not have the intent to sell a debt security prior to recovery and (b) it is more likely than not that it will not have to sell the debt security prior to recovery, the security would not be considered other-than-temporarily impaired unless there is a credit loss. When an entity does not intend to sell the security, and it is more likely than not the entity will not have to sell the security before recovery of its cost basis, it will recognize the credit component of an other-than-temporary impairment of a debt security in earnings and the remaining portion in other comprehensive income. For held-to- maturity debt securities, the amount of an other-than-temporary impairment recorded in other comprehensive income for the noncredit portion of a previous other-than-temporary impairment will be amortized prospectively over the remaining life of the security on the basis of the timing of future estimated cash flows of the security.

Purchase premiums and discounts are recognized in interest income using the interest method over the terms of the securities. Declines in the fair value of securities below their cost that are deemed to be other than temporary are reflected in earnings as realized losses. Gains and losses on the sale of securities are recorded on the trade date and are determined using the specific identification method.

Loans. The Bank grants mortgage, business and consumer loans to customers. A substantial portion of the loan portfolio is represented by mortgage loans secured by properties throughout Webster Parish, Louisiana and the surrounding parishes. The ability of the Bank's debtors to honor their contracts is dependent upon the real estate and general economic conditions in this area.

Loans that management has the intent and ability to hold for the foreseeable future or until maturity or pay-off generally are reported at their outstanding unpaid principal balances adjusted for charge-offs, the allowance for loan losses, and any net deferred fees or costs on originated loans. Interest income is accrued on the unpaid principal balance. Loan origination fees, net of certain direct origination costs, are deferred and recognized as an adjustment of the related loan yield using the interest method.

1.	Summary of Significant Accounting Policies (Continued)

The accrual of interest on mortgage, commercial real estate and commercial business, and consumer loans is discontinued at the time the loan is 90 days delinquent unless the credit is well-secured and in process of collection. Past due status is based upon contractual terms of the loan. In all cases, loans are placed on nonaccrual or charged-off at an earlier date if collection of principal or interest is considered doubtful.

All interest accrued but not collected for loans that are placed on nonaccrual or charged off is reversed against interest income. The interest on these loans is accounted for on the cash-basis or cost-recovery method, until qualifying for return to accrual. Loans are returned to accrual status when all the principal and interest amounts contractually due are brought current and future payments are reasonably assured or, when the loan becomes well secured and in the process of collection.

Allowance for Loan Losses. The allowance for loan losses is established as a provision for loan losses charged to earnings. Loan losses are charged against the allowance when management believes the uncollectibility of a loan balance is confirmed. Subsequent recoveries, if any, are credited to the allowance. The allowance for loan losses is evaluated on a regular basis by management and is based upon an amount management believes will cover known and inherent losses in the loan portfolio based upon management’s periodic review of the collectability of the loans in light of historical experience, the nature and volume of the loan portfolio, adverse situations that may affect the borrower’s ability to repay, estimated value of any underlying collateral and prevailing economic conditions. This evaluation is inherently subjective as it requires estimates that are susceptible to significant revision as more information becomes available.

A loan is considered impaired when, based on current information and events, it is probable that the Bank will be unable to collect the scheduled payments of principal or interest when due according to the contractual terms of the loan agreement. Factors considered by management in determining impairment include payment status, collateral value, and the probability of collecting scheduled principal and interest payments when due. Loans that experience insignificant payment delays and payment shortfalls generally are not classified as impaired. Management determines the significance of payment delays and payment shortfalls on a case-by-case basis, taking into consideration all of the circumstances surrounding the loan and the borrower, including the length of the delay, the reasons for the delay, the borrower's prior payment record, and the amount of the shortfall in relation to the principal and interest owed. Impairment is measured on a loan by loan basis using either the present value of expected future cash flows discounted at the loan's effective interest rate, the loan's obtainable market price, or the fair value of the collateral if the loan is collateral dependent. Large groups of smaller balance homogeneous loans are collectively evaluated for impairment.

Credit Related Financial Instruments. In the ordinary course of business, the Bank has entered into commitments to extend credit, including commitments under commercial letters of credit and standby letters of credit. Such financial instruments are recorded when they are funded.

Other Real Estate Owned. Other real estate owned represents properties acquired through foreclosure or acceptance of a deed in lieu of foreclosure on loans on which the borrowers have defaulted as to payment of principal and interest. These properties are carried at the lower of cost of acquisition or the asset's fair value, less estimated selling costs. Reductions in the balance at the date of acquisition are charged to the allowance for loan losses. Any subsequent write-downs to reflect current fair value are charged to noninterest expense. Revenue and expenses from operations and changes in the valuation allowance are included in net expenses from foreclosed assets.

1.	Summary of Significant Accounting Policies (Continued)

Premises and Equipment. Premises and equipment are stated at cost less accumulated depreciation. The Bank records depreciation on property and equipment using accelerated and straight-line methods with lives ranging from 5 to 15 years on furniture, fixtures and equipment and to 40 years on the buildings.

Income Taxes. The Company files a consolidated federal income tax return with its subsidiary. Income taxes and benefits are generally allocated based on the subsidiary's contribution to the total federal tax liability. Deferred income tax assets and liabilities are determined using the liability (or balance sheet) method. Under this method, the net deferred tax asset or liability is determined based on the tax effects of the temporary differences between the book and tax bases of the various balance sheet assets and liabilities. Current recognition is given to changes in tax rates and laws.

Securities Sold Under Agreements to Repurchase. Securities sold under agreements to repurchase, which are classified as secured borrowings, generally mature within one to four days from the transaction date. Securities sold under agreements to repurchase are reflected at the amount of cash received in connection with the transaction. The Bank may be required to provide additional collateral based on the fair value of the underlying securities.

Advertising Costs. Advertising costs are expensed as incurred. Such costs (in thousands) amounted to approximately $36 and $39 for the years ended December 31, 2016 and 2015, respectively, and are included in other general expense.

Stock Compensation. The cost of employee services received in exchange for stock options and stock grants (RRP) is measured using the fair value of the award on the grant date and is recognized over the service period, which is usually the vesting period.

Company Stock Repurchased. Common stock shares repurchased are recorded at cost.

Earnings Per Share. Basic earnings per share represents income available to common stockholders divided by the weighted-average number of common shares outstanding during the period less ESOP & RRP shares not released. Diluted earnings per share reflects additional potential common shares that would have been outstanding if dilutive potential common shares had been issued, as well as any adjustment to income that would result from the assumed issuance.

Comprehensive Income (Loss). Accounting principles generally require that recognized revenue, expenses, gains and losses be included in net income. Although certain changes in assets and liabilities, such as unrealized gains and losses on available-for-sale securities, are reported as a separate component of the equity section of the balance sheet, such items, along with net income, are components of comprehensive income.

In June 2011, the FASB issued ASU No. 2011-05, Comprehensive Income. ASU 2011-05 requires entities to present the total comprehensive income, and the components of net income and the components of other comprehensive income in a single continuous statement of comprehensive income or in two separate consecutive statements. The effective date for ASU 2011-05 was for annual and interim periods beginning after December 15, 2011. The Company has adopted ASU 2011-05 with the inclusion of the Consolidated Statements of Other Comprehensive Income in the financial statements.

1.	Summary of Significant Accounting Policies (Continued)

Treasury Stock. On January 1, 2015, the Louisiana Business Corporation Act (the Act) became effective. Under the provisions of the Act, there is no concept of "Treasury Shares." Rather, shares purchased by the Company constitute authorized but unissued shares. Under Accounting Standards Codification (ASC) 505-30, Treasury Stock, accounting for treasury stock shall conform to state law. Accordingly, the Company's Consolidated Statement of Financial Condition as of December 31, 2016 and 2015 reflect this change. The cost of shares purchased by the Company has been allocated to Common Stock and Retained Earnings balances.

Reclassification. Certain prior year amounts have been reclassified to conform to current year financial statement presentation.

2.	Investment Securities

There were no securities held-to-maturity at December 31, 2016 and 2015.

Securities available-for-sale (in thousands) consists of the following:

	December 31, 2016
	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Estimated Fair Value

Municipals	23,656	24	867	22,813
CMO	2,153	2	55	2,100
Mortgage Pools	85,185	77	1,329	83,933
	110,994	103	2,251	108,846

	December 31, 2015
	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Estimated Fair Value

Municipals	18,654	342	56	18,940
CMO	2,889	6	61	2,834
Mortgage Pools	78,410	306	280	78,436
	99,953	654	397	100,210

The amortized cost and estimated fair value (in thousands) of investment securities at December 31, 2016, by contractual maturity, are shown below. Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

	Available for Sale
	Amortized	Fair
	Cost	Value

One year or less	250	250
After 1 year thru 5 years	78,508	77,275
After 5 years thru 10 years	20,783	20,439
After 10 years	11,453	10,882
	110,994	108,846

2.	Investment Securities (Continued)

At December 31, 2016 and 2015, investment securities with a financial statement carrying amount (in thousands) of $80,656 and $77,436, respectively, were pledged to secure public and private deposits. There were no gains or losses recognized on sale of investments in 2016. A net gain of (in thousands) $3 was recognized on sale of investments in 2015. Sales, maturities and calls are detailed on the statements of cash flows.

Information pertaining to securities with gross unrealized losses (in thousands) at December 31, 2016 and 2015, aggregated by investment category and length of time that individual securities have been in a continuous loss position, follows:

	Less than 12 Months		12 Months or Greater		Total
	Fair Value	Gross Unrealized Losses	Fair Value	Gross Unrealized Losses	Fair Value	Gross Unrealized Losses

December 31, 2016:
Municipals	20,832	847	230	20	21,062	867
CMO	-	-	1,650	55	1,650	55
Mortgage Pools	65,130	1,315	958	14	66,088	1,329
	85,962	2,162	2,838	89	88,800	2,251

December 31, 2015:
Municipals	1,863	37	1,786	19	3,649	56
CMO	-	-	2,182	61	2,182	61
Mortgage Pools	21,593	164	7,018	116	28,611	280
	23,456	201	10,986	196	34,442	397

Management evaluates securities for other-than-temporary impairment on a monthly basis. Consideration is given to (1) the length of time and the extent to which the fair value has been less than cost, (2) the financial condition and near-term prospects of the issuer, and (3) the intent and ability of the Company to retain its investment in the issuer for a period of time sufficient to allow for any anticipated recovery in fair value.

The majority of these securities are guaranteed directly by the U.S. Government or other U.S. Government agencies. These unrealized losses relate principally to current interest rates for similar types of securities. In analyzing an issuer’s financial condition, management considers whether the securities are issued by the federal government or its agencies, whether downgrades by bond rating agencies have occurred, and the results of reviews of the issuer’s financial condition. As management has the ability to hold debt securities until maturity, or for the foreseeable future if classified as available-for-sale, no declines are deemed to be other-than-temporary.

3.	Loans and Allowance for Loan Losses

The composition of the Company’s loan portfolio (in thousands) at December 31, 2016 and 2015 consisted of the following:

	2016	2015

Loans secured by real estate:
Secured by 1-4 family residential properties	67,537	67,628
Secured by nonresidential properties	86,055	74,611
Commercial and industrial loans	28,593	33,110
Consumer loans (including overdrafts of $88 and $103)	5,324	5,865
Loans secured by deposits	3,259	7,842

Total	190,768	189,056

Less: Allowance for loan losses	(2,058)	(1,852)

Loans, net	188,710	187,204

Changes in the allowance for loan losses (in thousands) are summarized as follows:

	2016	2015

Balance, beginning of period	1,852	1,763
Provision for loan losses	211	98
Recoveries	5	10
Loans charged off	(10)	(19)
Balance, end of period	2,058	1,852

The following tables detail the balance in the allowance for loan losses (in thousands) by portfolio segment at December 31, 2016 and 2015:

	Balance			Provision	Balance
	January 1,	Charge-		for Loan	December
	2016	offs	Recoveries	Losses	31, 2016
Loans secured by real estate:
Secured by 1-4 family residential properties	690	-	-	33	723
Secured by nonresidential properties	780	-	-	241	1,021
Commercial and industrial loans	291	-	-	(60)	231
Consumer loans	91	10	5	(3)	83
Loans secured by deposits	-	-	-	-	-
Total	1,852	10	5	211	2,058

3.	Loans and Allowance for Loan Losses (Continued)

	Balance January 1, 2015	Charge- offs	Recoveries	Provision for Loan Losses	Balance December 31, 2015

Loans secured by real estate:
Secured by 1-4 family residential properties	662	-	-	28	690
Secured by nonresidential properties	735	-	-	45	780
Commercial and industrial loans	258	-	-	33	291
Consumer loans	108	19	10	(8)	91
Loans secured by deposits	-	-	-	-	-
Total	1,763	19	10	98	1,852

	December 31, 2016 Allowance for Loan Losses Disaggregated by Impairment Method
	Individually	Collectively	Total

Loans secured by real estate:
Secured by 1-4 family residential properties	-	723	723
Secured by nonresidential properties	-	1,021	1,021
Commercial and industrial loans	-	231	231
Consumer loans	-	83	83
Loans secured by deposits	-	-	-
	-	2,058	2,058

	December 31, 2015 Allowance for Loan Losses Disaggregated by Impairment Method
	Individually	Collectively	Total

Loans secured by real estate:
Secured by 1-4 family residential properties	2	688	690
Secured by nonresidential properties	-	780	780
Commercial and industrial loans	-	291	291
Consumer loans	1	90	91
Loans secured by deposits	-	-	-
	3	1,849	1,852

The following table summarizes loans restructured in troubled debt restructurings ("TDR's") as of December 31, 2016. There were no troubled debt restructurings at December 31, 2015.

3.	Loans and Allowance for Loan Losses (Continued)

2016
	Number of Contracts	Pre- Modification Outstanding Recorded Investment	Post- Modification Outstanding Recorded Investment

Loans secured by real estate:
Secured by 1-4 family residential properties	-	-	-
Secured by nonresidential properties	1	3,144	3,144
Commercial and industrial loans	-	-	-
Consumer loans	-	-	-
Loans secured by deposits	-	-	-
Total loans	1	3,144	3,144

The following tables detail loans individually and collectively evaluated for impairment (in thousands) at December 31, 2016 and 2015:

	December 31, 2016
	Loans Evaluated for Impairment
	Individually	Collectively	Total

Loans secured by real estate:
Secured by 1-4 family residential properties	1,388	66,149	67,537
Secured by nonresidential properties	5,051	81,004	86,055
Commercial and industrial loans	434	28,159	28,593
Consumer loans	141	5,183	5,324
Loans secured by deposits	-	3,259	3,259

Total	7,014	183,754	190,768

	December 3l, 2015
	Loans Evaluated for Impairment
	Individually	Collectively	Total

Loans secured by real estate:
Secured by 1-4 family residential properties	527	67,101	67,628
Secured by nonresidential properties	61	74,550	74,611
Commercial and industrial loans	-	33,110	33,110
Consumer loans	95	5,770	5,865
Loans secured by deposits	-	7,842	7,842

Total	683	188,373	189,056

3.	Loans and Allowance for Loan Losses (Continued)

	Impaired Loans
	For the Year Ended December 31, 2016
	Recorded Investment	Unpaid Principal Balance	Related Allowance	Interest Income Recognized

With no related allowance recorded:
Secured by 1-4 family residential properties	767	767	-	22
Secured by nonresidential properties	5,051	5,051	-	165
Commercial and industrial loans	154	154	-	2
Consumer loans	103	103	-	4
Loans secured by deposits	-	-	-	-
	6,075	6,075	-	193
With an allowance recorded:
Secured by 1-4 family residential properties	-	-	-	-
Secured by nonresidential properties	-	-	-	-
Commercial and industrial loans	-	-	-	-
Consumer loans	-	-	-	-
Loans secured by deposits	-	-	-	-
	-	-	-	-
Total:
Secured by 1-4 family residential properties	767	767		22
Secured by nonresidential properties	5,051	5,051	-	165
Commercial and industrial loans	154	154	-	2
Consumer loans	103	103		4
Loans secured by deposits	-	-	-	-
	6,075	6,075		193

	Impaired Loans
	For the Year Ended December 31, 2015
		Unpaid		Interest
	Recorded	Principal	Related	Income
	Investment	Balance	Allowance	Recognized

With no related allowance recorded:
Secured by 1-4 family residential properties	501	501	-	46
Secured by nonresidential properties	61	61	-	10
Commercial and industrial loans	-	-	-	-
Consumer loans	91	91	-	11
Loans secured by deposits	-	-	-	-
	653	653	-	67
With an allowance recorded:
Secured by 1-4 family residential properties	26	26	2	8
Secured by nonresidential properties	-	-	-	-
Commercial and industrial loans	-	-	-	-
Consumer loans	4	4	1	1
Loans secured by deposits	-	-	-	-
	30	30	3	9
Total:
Secured by 1-4 family residential properties	527	527	2	54
Secured by nonresidential properties	61	61	-	10
Commercial and industrial loans	-	-	-	-
Consumer loans	95	95	1	12
Loans secured by deposits	-	-	-	-
	683	683	3	76

The average recorded investment in the impaired loans (in thousands) for the year 2016 and 2015 was $3,489 and $616, respectively.

3.	Loans and Allowance for Loan Losses (Continued)

Total non-accrual loans (in thousands) at December 31, 2016 and 2015 were $810 and $508, respectively. Additional interest income (in thousands) of approximately $40 and $42 would have been recognized for the period ended December 31, 2016 and 2015, respectively, had the loans not been on non-accrual.

Credit Indicators

Loans are categorized into risk categories based on relevant information about the ability of borrowers to service their debt, such as: current financial information, historical payment experience, credit documentation, public information, and current economic trends, among other factors. The following definitions are utilized for risk ratings, which are consistent with the definitions used in supervisory guidance:

Special Mention – Loans classified as special mention have a potential weakness that deserves management's close attention. If left uncorrected, these potential weaknesses may result in deterioration of the repayment prospects for the loan or of the institution's credit position at some future date.

Substandard – Loans classified as substandard are inadequately protected by the current net worth and paying capacity of the obligor or of the collateral pledged, if any. Loans so classified have a well-defined weakness or weaknesses that jeopardize the liquidation of the debt. They are characterized by the distinct possibility that the institution will sustain some loss if the deficiencies are not corrected.

Doubtful – Loans classified as doubtful have all the weaknesses inherent in those classified as substandard, with the added characteristic that the weaknesses make collection or liquidation in full, on the basis of currently existing facts, conditions, and values, highly questionable and improbable.

Loss – Loans classified as loss are considered uncollectible and their continuance as a Bank asset is unwarranted.

Loans not meeting the criteria above that are analyzed individually as part of the above described process are considered to be pass rated loans.

The table below illustrates the carrying amount (in thousands) of loans by credit quality indicator:

	December 31, 2016
	Pass	Special Mention	Substandard	Doubtful	Loss	Total
Loans secured by real estate:
Secured by 1-4 family residential properties	66,149	621	767	-	-	67,537
Secured by nonresidential properties	81,004	-	5,051	-	-	86,055
Commercial and industrial loans	28,159	280	154	-	-	28,593
Consumer loans	5,183	38	103	-	-	5,324
Loans secured by deposits	3,259	-	-	-	-	3,259
Total	183,754	939	6,075	-	-	190,768

3.	Loans and Allowance for Loan Losses (Continued)

	December 31, 2015
		Special
	Pass	Mention	Substandard	Doubtful	Loss	Total
Loans secured by real estate:
Secured by 1-4 family residential properties	66,627	474	501	-	26	67,628
Secured by nonresidential properties	72,303	2,247	61	-	-	74,611
Commercial and industrial loans	33,103	7	-	-	-	33,110
Consumer loans	5,753	17	91	-	4	5,865
Loans secured by deposits	7,842	-	-	-	-	7,842
Total	185,628	2,745	653	-	30	189,056

A summary of current, past due and nonaccrual loans (in thousands) was as follows:

	December 31, 2016
		Past Due
	Past Due	Over 90 Days
	30-89	and	Non-	Total		Total
	Days	Accruing	Accruing	Past Due	Current	Loans
Loans secured by real estate:
Secured by 1-4 family residential properties	2,042	193	442	2,677	64,860	67,537
Secured by nonresidential properties	759	-	148	907	85,148	86,055
Commercial and industrial loans	1,622	-	154	1,776	26,817	28,593
Consumer loans	168	17	66	251	5,073	5,324
Loans secured by deposits	-	-	-	-	3,259	3,259
Total	4,591	210	810	5,611	185,157	190,768

	December 31, 2015
		Past Due
	Past Due	Over 90 Days
	30-89	and	Non-	Total		Total
	Days	Accruing	Accruing	Past Due	Current	Loans
Loans secured by real estate:
Secured by 1-4 family residential properties	1,720	38	374	2,132	65,496	67,628
Secured by nonresidential properties	839	-	61	900	73,711	74,611
Commercial and industrial loans	1,255	-	-	1,255	31,855	33,110
Consumer loans	291	22	73	386	5,479	5,865
Loans secured by deposits	-	-	-	-	7,842	7,842
Total	4,105	60	508	4,673	184,383	189,056

The Company charges a flat rate for the origination or assumption of a loan. These fees are designed to offset direct loan origination costs and the net amount, if material, is deferred and amortized, as required by accounting standards.

The Company’s lending activity is concentrated within Webster Parish, Louisiana. The Company’s lending activities include one-to-four-family dwelling units, commercial real estate, commercial business and consumer loans. The Company requires collateral sufficient in value to cover the principal amount of the loan. Such collateral is evidenced by mortgages on property held and readily accessible to the Bank.

4.	Accrued Interest Receivable

Accrued interest receivable (in thousands) at December 31, 2016 and 2015, consists of the following:

	2016	2015

Loans	920	637
Mortgage-backed securities	207	199
Investment securities and other	212	168
Total accrued interest receivable	1,339	1,004

5.	Premises and Equipment

Premises and equipment (in thousands) are summarized as follows:

	2016	2015

Land and buildings	5,806	5,806
Furniture, fixtures and equipment	1,224	1,303
Total	7,030	7,109
Less-accumulated depreciation	(2,843)	(2,667)
Net premises and equipment	4,187	4,442

Depreciation expense was (in thousands) $255 and $268 for the years ended December 31, 2016 and 2015, respectively.

6.	Prepaid and Other Assets

Prepaid and other assets (in thousands) consist of the following:

	2016	2015

Cash value of life insurance	719	691
Prepaid expenses	57	79
Other	813	15
	1,589	785

7.	Deposits

Deposits (in thousands) as of December 31, 2016 and 2015 are summarized as follows:

	2016	2015

Demand deposit accounts (including official checks of $1,189 in 2016 and $1,022 in 2015)	150,672	145,852
Savings	21,472	18,851
Certificates of deposit:
0.00% – 0.99%	46,668	50,311
1.00% – 1.99%	48,644	46,568
Total certificates of deposit	95,312	96,879

Total deposits	267,456	261,582

7.	Deposits (Continued)

Scheduled maturities of certificates of deposit (in thousands) at December 31, 2016 are as follows:

			2017	2018	2019	2020	2021	Total

0.00%	–	0.99%	44,211	2,457	-	-	-	46,668
1.00%	–	1.99%	17,617	18,111	8,105	1,205	3,606	48,644
			61,828	20,568	8,105	1,205	3,606	95,312

Included in deposits (in thousands) at December 31, 2016 and 2015 are $29,545 and $30,463, respectively, of certificates of deposit (CD) in denominations of $250,000 or more.

8.	Federal Income Taxes

Federal income tax expense (in thousands, except %) applicable to net income for the periods ended December 31, 2016 and 2015 was as follows:

	2016	2015
	(in thousands)

Federal income taxes:
Current	2,394	2,042
Deferred	(85)	(54)
Income tax expense	2,309	1,988

The reconciliation of the effective income tax rate to the federal statutory rate is as follows for the years ended December 31:

	2016	2015

Statutory federal income tax rate	34%	34%
Other-primarily tax exempt income	2%	2%
Effective income tax rate	32%	32%

Deferred tax assets and liabilities reflect the net tax effect of temporary differences between the carrying amount of assets and liabilities for financial reporting purposes and amounts used for income tax purposes. Significant components of our deferred tax asset (liability) are as follows at December 31, 2016 and 2015:

	2016	2015
	(in thousands)

Deferred tax assets (liabilities):
Allowance for loan losses and credit losses	196	196
Deferred compensation/stock options/incentive plans	166	167
Basis difference in premises and equipment	(351)	(436)
Basis difference on investments	731	(87)
Net deferred tax asset (liability)	742	(160)

In computing federal taxes on income under provisions of the Internal Revenue Code in years past, earnings appropriated by savings associations to general reserves were deductible in arriving at taxable income if certain conditions were met. Retained earnings appropriated to federal insurance reserve at December 31, 2016 and 2015 includes appropriations of net income (in thousands) of prior years of $1,456, for which no provision for federal income taxes has been made. If this portion of the reserve is used for any purpose other than to absorb losses, a tax liability will be imposed upon the Company at the then current federal income tax rate.

8.	Federal Income Taxes (Continued)

The Company, as required under GAAP, reviewed its various tax positions taken or expected to be taken in its tax return and has determined it does not have unrecognized tax benefits. The Company does not expect that position to change significantly over the next twelve months. The Company will recognize interest and penalties accrued on any unrecognized tax benefits as a component of income tax expense. As of December 31, 2016, the Company has not accrued interest or penalties related to uncertain tax positions.

The Company files a consolidated U.S. federal income tax return. The Company’s federal income tax returns for the tax years 2014 and beyond remain subject to examination by the IRS. No significant state income taxes are applicable to the Company.

9.	Other Borrowed Funds

Federal Home Loan Bank (FHLB) advances represent short-term, fixed-rate borrowings from the Federal Home Loan Bank of Dallas. The Bank has an available line of credit with the FHLB of $87.9 million at December 31, 2016 with $87.9 million available for use. Interest rates paid on the advances vary by term and are set by FHLB. There were no advances outstanding at December 31, 2016 and 2015.

The Bank also has the ability to borrow under a federal funds line of credit with First National Bankers Bank (FNBB) of $19 million. Borrowings under this line, including the rates and maturities for such borrowings, are at the sole discretion of the issuing bank.

10.	Pension/ESOP Plan

In 2001, the Bank adopted a 401(k) retirement plan covering all employees based upon years of service. The Bank contributes up to a 6% match of the employees' contribution based upon Board approval. Plan contributions (in thousands) for 2016 and 2015 were $84 and $100, respectively.

The ESOP was extended a loan in 2011 in connection with the second-step conversion in the amount of (in thousands) $558, to purchase 55,772 shares of common stock. The remaining balance (in thousands) due of $377 at $57 (in thousands) per year including interest is payable over approximately eight years. The Bank made contributions to the ESOP to enable it to make the note payments (in thousands) of $57 and $57 during the years ended December 31, 2016 and 2015, respectively, which is included in salaries and benefits on the income statement. As the note on the loan is paid, the shares will be released and allocated to the participants of the ESOP. The market value at December 31, 2016 and 2015 of the unreleased ESOP shares (34,509 and 39,110) was approximately $820 and $870 (in thousands), respectively.

11.	Retained Earnings and Regulatory Capital

The Bank is subject to various regulatory capital requirements administered by federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory, and possibly additional discretionary actions by regulators that, if undertaken, could have a direct material effect on the Bank's financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Bank must meet specific capital guidelines that involve quantitative measures of the Bank's assets, liabilities, and certain off-balance-sheet items as calculated under regulatory accounting practices. The Bank's capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors.

11.	Retained Earnings and Regulatory Capital (Continued)

Quantitative measures established by regulation to ensure capital adequacy require the Bank to maintain minimum amounts and ratios (set forth in the table below, in thousands) of total, Tier I, and common equity Tier I capital (as defined in the regulations) to risk-weighted assets (as defined), and of Tier I capital (as defined) to average assets (as defined). Management believes, as of December 31, 2016, that the Bank met all capital adequacy requirements to which it is subject.

As of December 31, 2016, the most recent notification from the Federal Deposit Insurance Corporation categorized the Bank as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized the Bank must maintain minimum total risk-based, Tier I risk-based, common equity Tier I risk-based, and Tier I leverage ratios as set forth in the table (amounts in thousands). The Bank's actual capital amounts (in thousands) and ratios are also presented in the table. There are no conditions or events since that notification that management believes have changed the institution's category.

	Actual		For Capital Adequacy Purposes:		To Be Well Capitalized Under Prompt Corrective Action Provisions:
	Amount	Ratio	Amount	Ratio	Amount	Ratio

As of December 31, 2016
Total capital ratio (to Risk Weighted Assets)	54,175	27.97%	>15,496	>8%	>19,370	>10%
Common Equity Tier I Capital Ratio (to Risk Weighted Assets)	52,117	26.91%	>8,717	>4.5	>12,591	>6.5%
Tier I Capital ratio (to Risk Weighted Assets)	52,117	26.91%	>11,622	>6%	>15,496	>8%
Leverage Capital Ratio (to Total Assets)	52,117	16.28%	>12,802	>4%	>16,002	>5%

As of December 31, 2015
Total capital ratio (to Risk Weighted Assets)	49,798	26.76%	>14,885	>8%	>18,606	>10%
Common Equity Tier I Capital Ratio (to Risk Weighted Assets)	47,946	25.77%	>8,373	>4.5	>12,093	>6.5%
Tier I Capital ratio (to Risk Weighted Assets)	47,946	25.77%	>11,164%	>6%	>14,885	>8%
Leverage Capital Ratio (to Total Assets)	47,946	15.59%	>12,298	>4%	>15,373	>5%

12.	Fair Value of Financial Instruments

The fair value of a financial instrument is the current amount that would be exchanged between willing parties, other than in a forced liquidation. Fair value is best determined based upon quoted market prices. However, in many instances, there are no quoted market prices for the Company’s various financial instruments. In cases where quoted market prices are not available, fair values are based on estimates using present value or other valuation techniques. Those techniques are significantly affected by the assumptions used, including the discount rate and estimates of future cash flows. Accordingly, the fair value estimates may not be realized in an immediate settlement of the instrument. FASB Accounting Standards Codification Topic 825 excludes certain financial instruments and all nonfinancial instruments from its disclosure requirements. Accordingly, the aggregate fair value amounts presented may not necessarily represent the underlying fair value of the Company.

12.	Fair Value of Financial Instruments (Continued)

The following methods and assumptions were used by the Bank in estimating fair value disclosures for financial instruments:

Cash and cash equivalents: The carrying amounts of cash and short-term instruments approximate fair values.

Interest-bearing deposits in banks: The carrying amounts of interest-bearing deposits approximate their fair values.

Securities: Fair values for securities, excluding Federal Home Loan Bank stock, First National Bankers Bank (“FNBB”) stock and Financial Institution Service Corporation (“FISC”) stock are based on quoted market prices. The carrying value of Federal Home Loan Bank stock approximates fair value based on the redemption provisions of the Federal Home Loan Bank. The carrying value of FNBB and FISC stock is based on the purchase price which approximates fair value.

Loans receivable: For variable-rate loans that re-price frequently and with no significant change in credit risk, fair values are based on carrying values. Fair values for certain mortgage loans (e.g., one-to-four family residential), and other consumer loans are based on quoted market prices of similar loans sold in conjunction with securitization transactions, adjusted for differences in loan characteristics. Fair values for other loans (e.g., commercial real estate and investment property mortgage loans, commercial and industrial loans) are estimated using discounted cash flow analyses, using interest rates currently being offered for loans with similar terms to borrowers of similar credit quality. Fair values for nonperforming loans are estimated using discounted cash flow analyses or underlying collateral values, where applicable.

Deposit liabilities: The fair values disclosed for demand deposits (e.g., interest and noninterest checking, savings, and certain types of money market accounts) are, by definition, equal to the amount payable on demand at the reporting date (i.e., their carrying amounts). The carrying amounts of variable-rate, fixed-term money market accounts and certificates of deposit approximate their fair values at the reporting date. Fair values for fixed-rate certificates of deposit are estimated using a discounted cash flow calculation that applies interest rates currently being offered on certificates to a schedule of aggregated expected monthly maturities on time deposits.

Short-term borrowings: The carrying amounts of Federal Home Loan Bank advances maturing within ninety days approximate their fair values.

Accrued interest: The carrying amounts of accrued interest approximate fair value.

Off-balance-sheet instruments: Fair values for off-balance-sheet, credit-related financial instruments are based on fees currently charged to enter into similar agreements, taking into account the remaining terms of the agreements and the counterparties' credit standing. Fair values for off-balance sheet commitments to extend credit approximate their carrying value.

From time to time, certain assets may be recorded at fair value on a non-recurring basis, typically as a result of the application of lower of cost or fair value accounting or a write-down occurring during the period. The only item recorded at fair value on a non-recurring basis is foreclosed real estate, which is recorded at the lower of cost or fair value less estimated costs to sell. Fair value is determined by reference to appraisals (performed either by the Bank or by independent appraisers) on the subject property, using market prices of similar real estate assets (level 2 measurements). The Bank held no foreclosed real estate at December 31, 2016 or 2015.

12.	Fair Value of Financial Instruments (Continued)

The estimated fair values (in thousands), and related carrying or notional amounts, of the Company’s financial instruments are as follows:

	2016		2015
	Carrying	Fair	Carrying	Fair
	Amount	Value	Amount	Value

Financial assets:
Cash and cash equivalents	26,334	26,334	27,547	27,547
Securities available for sale	108,846	108,846	100,210	100,210
FNBB, FHLB and FISC stock	349	349	344	344
Loans, net	188,710	188,125	187,204	186,623
Accrued interest receivable	1,339	1,339	1,004	1,004

Financial liabilities:
Deposits	267,456	267,696	261,582	261,817
Accrued interest payable	206	206	213	213

Off-balance sheet credit related to financial instruments:
Commitments to extend credit	37,026	37,026	38,670	38,670

Off-balance sheet derivative financial instruments: None

The Company adopted FASB Accounting Standards Topic 820, “Fair Value Measurements” (Topic 820), as of January 1, 2008. Topic 820 requires disclosures that stratify balance sheet amounts measured at fair value based on the inputs used to derive fair value measurements. These strata included:

●

Level 1 valuations, where the valuation is based on quoted market prices for identical assets or liabilities traded in active markets (which include exchanges and over-the-counter markets with sufficient volume),

●

Level 2 valuations, where the valuation is based on quoted market prices for similar instruments traded in active markets, quoted prices for identical or similar instruments in markets that are not active and model-based valuation techniques for which all significant assumptions are observable in the market, and

●

Level 3 valuations, where the valuation is generated from model-based techniques that use significant assumptions not observable in the market, but observable based on the Company’s-specific data. These unobservable assumptions reflect the Company’s own estimates for assumptions that market participants would use in pricing the asset or liability. Valuation techniques typically include option pricing models, discounted cash flow models and similar techniques, but may also include the use of market prices of assets or liabilities that are not directly comparable to the subject asset or liability.

12.	Fair Value of Financial Instruments (Continued)

Fair values of assets and liabilities (in thousands) measured on a recurring basis at December 31, 2016 and 2015 are as follows:

	Level 1	Level 2	Level 3	Fair Value

December 31, 2016:
Securities available for sale	-	108,846	-	108,846

December 31, 2015:
Securities available for sale	-	100,210	-	100,210

13.	Segment Reporting

The Company, due to its size (both assets and employees), has only one reportable segment. The Company reports its lending activities (mortgages, consumer and commercial) as one segment. It does not operate as multiple segments nor does it manage or report as other than one segment.

The Company does not have a single external customer from which it derives 10% or more of its revenue. Refer to Note 3 for the one geographical area in which it operates.

14.	Stock Based Benefits Plans

In 2011, the Company established a recognition and retention plan and trust agreement (“RRP”), which is a stock-based incentive plan. Shares subject to awards under the agreement vest at the rate of 20% per year.

The Company authorized 49,534 shares of the Company’s common stock to be awarded under the RRP agreement and purchased the shares in the open market to fund the RRP plan at a cost of $686,000. As of December 31, 2016, 44,487 shares had been awarded under the RRP agreement. As of December 31, 2016, 7,637 authorized shares had not vested. Shares vested during the years ended December 31, 2016 and 2015 were 8,891 and 8,874, respectively. During 2016, approximately 38,905 shares awarded under the plan in 2011 became fully vested and were reclassed into additional paid-in capital.

Expense for the RRP is being amortized over a 60-month period and is based on the market value of the Company’s stock as of the date of the awards which was $12.00, $17.15 and $17.65 for the 2011, 2013 and 2014 awards, respectively. Total compensation under the RRP agreement for the years ended December 31, 2016 and 2015 was $66,000 and $113,000, respectively, and is included in salaries and benefits.

The Company established the 2011 Stock Option Plan (“the 2011 Option Plan”) under which 123,836 shares of Company stock are reserved for the grant of stock options to directors, officers and employees. The Plan provides for vesting of options granted to participants at 20% per year and the options expire in ten years. The exercise price of the options is equal to the fair market value of the common stock on the grant date. As of December 31, 2016, options covering 40,981 shares were outstanding and had an average exercise price of $13.49. Options totaling 34,346 shares were vested and exercisable at December 31, 2016 with an average exercise price of $12.74.

The fair value of each outstanding option is estimated on the date of the grant using the Black-Scholes option-pricing formula with the following weighted average assumptions; 1% dividend yield, 10 years expected life, 30.07% expected volatility and 3.53% risk free interest. Option Plan shares granted at December 31, 2016 (40,981) had an approximate value of $77,000 under the Black-Scholes option-pricing formula.

14.	Stock Based Benefits Plans (Continued)

The expected volatility is based on historical volatility. The risk-free interest rates for periods within the contractual life of the awards are based on the U.S. Treasury yield curve in effect at the time of the grant. The expected life is based on historical exercise experience. The dividend yield assumption is based upon the Company’s history and expectation of dividend payouts.

The Company's Stock Benefits Administration Committee of the Board of Directors oversees the RRP and Option Plans.

15.	Supplemental Retirement Benefit Agreement

The Bank has entered into supplemental retirement benefit agreements (the “Agreements”) with certain members of management. The Agreements provide for monthly retirement benefits in the amount of $5,000 per month for ten to fifteen years from the date they retire for the executive group as a whole. As of December 31, 2016 and 2015, a liability (in thousands) of $300 and $312, respectively, was accrued in accordance for the Agreements. Total expense for the supplement retirement benefit agreement for the years ended December 31, 2016 and 2015 was (in thousands) $24 and $26, respectively.

16.	Earnings Per Share (EPS)

EPS is calculated based on average weighted common shares outstanding less ESOP and RRP shares not released. The number of shares used in the EPS computation at December 31, 2016 was $2,341,407 and at December 31, 2015 was 2,314,281.

17.	Related Party Transactions

In the ordinary course of business, MBL Bank makes loans to directors, executive officers, principal shareholders, and other entities in which these individuals have 10% or more beneficial ownership.

Annual activity consisted of the following:

	2016	2015
	(in thousands)

Balance-beginning of period	2,951	2,997
New loans	10,361	5,312
Net change in lines of credit	(245)	506
Principal repayments	(10,405)	(5,864)
Balance-end of period	2,662	2,951

Deposits (in thousands) from related parties held by MBL Bank at December 31, 2016 and 2015 amounted to $3,118 and $3,412, respectively.

18.	Commitments and Contingencies

In the ordinary course of business, the Bank has outstanding commitments on which management does not anticipate losses. They include, among other things, commitments to extend credit and letters of credit undertaken in the normal course of business. As of December 31, 2016 and 2015, the Bank had $36.2 million and $38.7 million, respectively, of loan commitments and lines of credit outstanding, including loans in process. Loan commitments outstanding at December 31, 2016 totaled $8.8 million with all being variable rate. The variable rate commitments range from MBL Prime - .5% to MBL Prime + 2%.

18.	Commitments and Contingencies (Continued)

When entered into, these commitments represent off-balance sheet risk to the Bank, with the contractual notional amount representing the Bank's exposure to credit loss in the event of nonperformance by the other party to the instruments. Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. They generally have fixed expiration dates and require payment of a fee. Since many commitments are expected to expire without being drawn upon, the total commitments do not necessarily represent future cash requirements. The Bank evaluates each customer's creditworthiness on a case-by-case basis, and obtains an amount of collateral it deems sufficient.

19.	Stock Repurchase Plan

The Board of Directors approved a stock repurchase plan which provided for the repurchase of 150,000 shares, of the Company’s issued and outstanding shares of common stock on September 30, 2013. A total of 80,223 shares have been repurchased at a cost of $1.5 million under this plan as of December 31, 2016. Upon completion of the repurchase program, the Company will have repurchased approximately 10% of its issued and outstanding shares of common stock.

The shares for the stock repurchase plan may be purchased in the open market or in privately negotiated transactions from time to time depending upon the market conditions and other factors.

20.	Condensed Financial Statements of Parent Company

Financial information pertaining to Minden Bancorp, Inc. is as follows (in thousands):

Balance Sheets	2016	2015

Assets

Cash	429	908
Investment in subsidiaries	50,699	48,115
Other assets	17	15

Total assets	51,145	49,038

Liabilities and Stockholders’ Equity

Other liabilities	16	25
Stockholders’ equity-net	51,129	49,013

Total liabilities and stockholders’ equity	51,145	49,038

Income Statements

Income	13	14
Expenses	63	62
	(50)	(48)
Equity in earnings of subsidiary	4,882	4,261

Income before income taxes	4,832	4,213

Income tax expense (benefit)	(17)	(15)

Net income	4,849	4,228

20.	Condensed Financial Statements of Parent Company (Continued)

Cash Flow Statements	2016	2015

Cash flows from operating activities:
Net income	4,849	4,228
Adjustments to reconcile net income to net cash provided by operating activities:
Equity in income of subsidiaries	(4,882)	(4,261)
Other	34	48
Net cash provided (used) by operating activities	1	15

Cash flows from financing activities:
Dividends received-MBL Bank	800	-
Dividends paid	(1,332)	(1,043)
Exercise of stock options	300	343
Company stock sold	-	105
Company stock purchased	(248)	(187)
Net cash used by financing activities	(480)	(782)

Net decrease in cash and cash equivalents	(479)	(767)

Cash and cash equivalents at beginning of period	908	1,675

Cash and cash equivalents at end of period	429	908

21.	Subsequent Events

The Company has evaluated events and transactions that occurred after the balance sheet date through March 14, 2017, the date the financial statements were available to be issued.

A one-time special dividend of $2.50 per share was awarded to the stockholders of record as of the close of business on February 17, 2017. The payment date for the dividend was March 10, 2017, totaling approximately $6.0 million.